Exhibit 10.4
DESCRIPTION OF EXECUTIVE INCENTIVE BONUS PLAN FOR FISCAL 2008
     On May 15, 2007, the Board of Directors of Black Box Corporation adopted an executive incentive bonus plan for Fiscal 2008 (fiscal year ending March 31, 2008). The plan goals include reported operating earnings per share and accounts receivables levels as measured by days sales outstanding (“DSOs”). Payout of the bonus pool, which will be created based on reported operating earnings per share, will be based upon DSOs at fiscal year end with, on the low end, 75% of the pool payable upon achievement of approximately 90% of the DSOs target and, on the high end, 100% payout of the pool upon achievement of 100% of the DSOs target. In addition, payments may be made at the discretion of the Board of Directors. The following executive officers of the Company will participate in this plan: Messrs. Terry Blakemore, Michael McAndrew and Francis Wertheimber. Non-executive personnel will also participate in this plan. The bonus pool, if paid out, will be shared equally by each individual in the plan.